UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2014

KONARED CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-176429	99-0366971
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2829 Ala Kalani Kaumaka St., Suite F-133, Koloa, HI 96756
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 808.212.1553

N/A
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On February 3, 2014, we entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company, pursuant to which we have the right to sell to LPC up to $12,000,000 in shares of our common stock, subject to certain limitations set forth in the Purchase Agreement.

On February 3, 2013, we also entered into a registration rights agreement with LPC (the “Registration Rights Agreement”), pursuant to which we are required to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) registering the sale of the shares of our common stock issued and issuable to LPC pursuant to the Purchase Agreement.

Upon the satisfaction of the conditions set forth in the Purchase Agreement, including the Registration Statement being declared effective by the SEC, we have the right over a 30-month period to sell up to $12.0 million worth of shares of our common stock to LPC, upon the terms set forth in the Purchase Agreement. We may direct LPC, at our sole discretion and subject to certain conditions, to purchase up to $100,000 worth of shares of our common stock on any single business day so long as at least one business day has passed since the most recent purchase, increasing up to a maximum of $500,000 per purchase, depending on the closing sale price of our common stock. Pursuant to the Purchase Agreement, the purchase price of such common stock sold to LPC is based on the prevailing market price of our common stock preceding the time of any such sale with our company knowing the exact price prior to making sales, if any, to LPC and controlling the timing and amount of sales, if any, of common stock to LPC. There are no upper limits to the price LPC may pay to purchase our common stock. No sales of common stock to LPC may occur below a floor price as set forth in the Purchase Agreement. In addition, we may direct LPC to purchase additional amounts as accelerated purchases if on the date of a regular purchase the closing sale price of our common stock is not below the threshold price as set forth in the Purchase Agreement.

Our sales of shares of common stock to LPC under the Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by LPC and its affiliates, at any single point in time, of more than 9.99% of the then outstanding shares of our common stock.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our shares of common stock.  In consideration for entering into the Purchase Agreement, we issued to LPC 872,727 shares of our common stock as a commitment fee (the “Commitment Shares”) and may issue up to 218,182 additional shares per the terms of the Purchase Agreement. The Commitment Shares have been issued in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder, and will be registered for sale on the Registration Statement. The Purchase Agreement may be terminated by us at any time at our discretion without any monetary cost to us.  Actual sales of shares of common stock to LPC under the Purchase Agreement will depend on a variety of factors to be determined by our company from time to time, including (among others) market conditions, the trading price of our common stock and determinations by us as to available and appropriate sources of funding for our company and its operations.

This current report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of our common stock, nor shall there be any sale of shares of our common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, a copy of each of which is attached hereto as Exhibit 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02   Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The issuance and sale of the shares of our common stock to LPC, an accredited investor, pursuant to the Purchase Agreement is exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. No advertising or general solicitation was employed in offering the securities.

Item 8.01   Other Events.

The information contained in Item 1.01 is hereby incorporated by reference into this item 8.01. On February 5, 2014, we issued a press release announcing the execution of the Purchase Agreement and the Registration Rights Agreement. A copy of the press release is attached as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

10.1	Purchase Agreement, dated as of February 3, 2014, by and between KonaRed Corporation and Lincoln Park Capital Fund, LLC.

10.2	Registration Rights Agreement, dated as of February 3, 2014, by and between KonaRed Corporation and Lincoln Park Capital Fund, LLC.

99.1	Press Release dated February 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KONARED CORPORATION

“Shaun Roberts”
Shaun Roberts
President, Chief Executive Officer and Director

February 5, 2014